Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Stuart Rothstein	NYSE: ARI
(212) 822-0722

Apollo Commercial Real Estate Finance, Inc.

Announces a 19% Increase in Operating Earnings Per Share

and a $0.40 Per Share Quarterly Dividend

New York, NY, November 3, 2011 — Apollo Commercial Real Estate Finance, Inc. (the “Company”) (NYSE:ARI) reported Operating Earnings (a non-GAAP financial measure defined below) of $0.38 per share, or $7.6 million, for the three months ended September 30, 2011. This represents an increase of 19% in per share earnings as compared with Operating Earnings for the same period in 2010 of $0.32 per share, or $3.7 million. Net income available to common stockholders for the three months ended September 30, 2011 was $0.28 per share, or $5.5 million, as compared with $0.21 per share, or $2.4 million, for the same period in 2010.

The Company also announced that its Board of Directors declared a dividend of $0.40 per share of common stock which is payable on January 12, 2012 to common stockholders of record on December 31, 2011.

All per share information discussed herein is presented on a diluted basis.

Business Highlights

•	19% year-over-year increase in Operating Earnings per share

•	86% year-over-year increase in net interest income

•	Weighted average underwritten internal rate of return (“IRR”) across investment portfolio of 14%

•	Over $112.0 million of new investments year-to-date

Stuart Rothstein, Chief Financial Officer of the Company, commented, “The Company’s ability to grow its portfolio and deploy capital in investments which we believe generate attractive expected risk adjusted returns has enabled us to achieve significant year-over-year growth in net interest income and Operating Earnings per share. On a quarter-over-quarter basis we achieved approximately an 8% increase in Operating Earnings, but there was a decrease in our Operating Earnings per share quarter-over-quarter due to the timing of investing the proceeds from our July private placement. Following the completion of a $25.0 million subordinated financing which closed in October 2011, we have fully deployed the capital from the private placement and as a result expect to see a modest increase in our Operating Earnings per share run rate during the fourth quarter of 2011.”

Mr. Rothstein commented further, “Today, ARI’s portfolio is comprised of over $880.0 million of investments, representing the deployment of approximately $320.0 million of equity with a weighted average underwritten levered IRR of approximately 14.1%*. Given the recent volatility in the capital markets, we are continuing to see attractive risk adjusted opportunities.”

Third Quarter Activity

Subordinate Loan - As previously announced in August 2011, the Company closed a $25.0 million junior mezzanine loan secured by a pledge of the equity interests in the borrower that owns three recently opened hotels in New York, New York. The mezzanine loan is part of a $400.0 million, five-year financing package split into a $270.0 million first mortgage loan, $105.0 million senior mezzanine loan and $25.0 million junior mezzanine loan. The junior mezzanine loan is an interest-only floating rate loan that bears interest at LIBOR +10.49%, with a 1% LIBOR floor. The appraised loan-to-value for the junior mezzanine loan is 60%.

Private Offering of Common Stock – As previously announced in July 2011, the Company sold an aggregate of 3.0 million shares of common stock at a price of $16.66 per share in a private offering. The shares were first sold to an initial purchaser which purchased the shares for resale to certain institutional investors and included a selling commission of $0.33 per share, resulting in net proceeds to the Company before offering expenses of $16.33 per share. The offering price was equal to the June 30, 2011 basic book value per share of the Company of $16.66 per share and represented a premium of approximately 4.6% over the closing price of $15.92 as of July 25, 2011. The offering closed on July 29, 2011, and generated net proceeds before offering expenses of approximately $49.0 million. Upon the closing of the offering, the Company had 20,561,032 total shares outstanding.

Proceeds from the offering were used to complete the aforementioned $25.0 million investment in a junior mezzanine loan which closed in August 2011 and another $25.0 million subordinated financing which closed in October 2011. The weighted average underwritten IRR on these two investments is approximately 14%*.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s investments at September 30, 2011 ($ amounts in thousands):

Description	Adjusted Purchase Price	Weighted Average Yield	Debt	Cost of Funds	Equity at cost	Weighted Average IRR *
AAA CMBS - financed with TALF borrowings	$315,580	4.7%	$264,101	2.8%	$51,479	13.4%
AAA CMBS - financed with Wells Facility	260,401	3.7	227,791	2.2	32,610	11.7
Total first mortgages	109,192	8.3	69,014	3.2	40,178	17.8
Total subordinate loans	123,960	12.8	—	—	123,960	13.8
Total repurchase agreements	47,439	13.0	—	—	47,439	13.7

Total	$856,572	6.5%	$560,906	2.6%	$295,666	14.0%

*	The IRRs for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager, calculated on a weighted average basis assuming no extensions, dispositions, early prepayments or defaults and include the fully hedged cost of borrowings under the Wells Facility. We have also assumed that the cost of financing each investment will remain constant over the life of the investment. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table and elsewhere in this press release. See “Risk Factors” in the reports filed by the Company with the Securities and Exchange Commission for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.

Book Value

The Company’s GAAP book value per share at September 30, 2011 was $16.34, compared to $16.66 at June 30, 2011. The decrease in the Company’s GAAP book value per share from June 30, 2011 to September 30, 2011 was primarily the result of unrealized losses on the Company’s portfolio of AAA-rated CMBS and the interest rate swaps and caps used in conjunction with the financing of CMBS totaling $0.20 per share.

For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS securities are marked to market. Management has estimated that the fair value of the Company’s financial assets at September 30, 2011 was approximately $14.0 million in excess of the carrying value of the Company’s investment portfolio as of the same date, which represents a premium of $0.68 per share over the Company’s GAAP book value as of September 30, 2011, and results in an estimated market value per share of approximately $17.02 per share.

Activity Subsequent to September 30, 2011

Subordinate Loan – During October 2011, the Company closed a $25.0 million subordinated financing structured as a preferred equity investment in a joint venture that owns a mixed-use grocery-anchored retail center in a northern Virginia suburb of Washington, D.C. The preferred equity investment is part of a $135.0 million financing comprised of a $110.0 million senior mortgage loan and the $25.0 million preferred equity financing, both with a term of 3 years with two one-year extension options. The preferred equity has a fixed coupon of 14.0% (10.0% current pay with a 4.0% accrual) and has an appraised loan-to-value of approximately 74%. The preferred equity has an underwritten IRR of approximately 15.0%*.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used to approximate cash available for distribution and is defined by the Company as net income, computed in accordance with GAAP, adjusted for (i) non-cash equity compensation expense and (ii) any unrealized gains or losses or other non-cash items included in net income. Table 1, provided below, reconciles Operating Earnings per share to net income per share available to common stockholders.

Reconciliation of Operating Earnings Per Share to Net Income Available to Common Stockholders Per Share (Table 1)

The table below reconciles Operating Earnings with net income available to common stockholders for the three months ended September 30, 2011 and 2010 ($ amounts in thousands):

	Three Months Ended September 30, 2011	Earnings Per Share (Diluted)	Three Months Ended September 30, 2010	Earnings Per Share (Diluted)
Operating earnings:
Net income	$5,512	$0.28	$2,356	$0.21
Adjustments:
Unrealized loss on securities	1,511	0.07	286	0.02
Unrealized loss on derivative instruments	202	0.01	690	0.06
Non-cash stock-based compensation expense	418	0.02	339	0.03

Total adjustments:	2,131	0.10	1,315	0.11

Operating earnings	$7,643	$0.38	$3,671	$0.32

Basic weighted average common shares outstanding		19,647,989		11,330,573
Diluted weighted average common shares outstanding		19,966,594		11,448,125

Teleconference Details:

The Company will be hosting a conference call to discuss its financial results on Friday, November 4, 2011 at 9:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s third quarter earnings teleconference call should dial from the U.S., (877) 263-2989, or from outside the U.S., (702) 928-7168, shortly before 9:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 17289724). Please note that the teleconference call will be available for replay beginning at 10:00 a.m. on Friday, November 4, 2011, and ending at midnight on Friday, November 11, 2011. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 17289724.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a commercial real estate finance company that originates, invests in, acquires and manages senior performing commercial real estate mortgage loans, commercial mortgage-backed securities, and other commercial real estate-related debt investments in the U.S. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company, an indirect subsidiary of Apollo Global Management, LLC. Additional information can be found on the Company’s website at www.apolloreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands – except share and per share data)

	September 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$44,450	$37,894
Securities available-for-sale, at estimated fair value	316,067	363,660
Securities at estimated fair value	258,517	279,124
Commercial mortgage loans, held for investment	109,192	109,695
Subordinate loans, held for investment	123,960	58,985
Repurchase agreements, held for investment	47,439	—
Principal and interest receivable	9,143	5,553
Deferred financing costs, net	1,730	2,818
Derivative instruments, net	—	387
Other assets	113	31

Total Assets	$910,611	$858,147

Liabilities and Stockholders’ Equity
Liabilities:
TALF borrowings	$264,101	$297,334
Borrowings under repurchase agreements	296,805	242,728
Derivative instruments, net	904	—
Accounts payable and accrued expenses	2,973	2,375
Payable to related party	1,241	683
Dividends payable	8,542	7,189
Deferred underwriting fee ($8,000 of which was payable to the Manager)	—	10,000

Total Liabilities	574,566	560,309

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 20,561,032 and 17,551,828 shares issued and outstanding in 2011 and 2010, respectively	206	175
Additional paid-in-capital	335,352	291,304
Accumulated other comprehensive income	487	6,359

Total Stockholders’ Equity	336,045	297,838

Total Liabilities and Stockholders’ Equity	$910,611	$858,147

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands – except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net interest income:
Interest income from securities	$6,316	$4,356	$19,419	$11,643
Interest income from commercial mortgage loans	2,276	2,123	6,886	4,723
Interest income from subordinate loans	3,784	1,952	8,861	5,386
Interest income from repurchase agreements	1,576	—	3,188	—
Interest expense	(3,716)	(2,930)	(10,836)	(7,293)

Net interest income	10,236	5,501	27,518	14,459

Operating expenses:
General and administrative expenses (includes $418 and $1,154 of non-cash stock based compensation in 2011 and $339 and $1,098 in 2010, respectively)	(1,297)	(1,360)	(4,089)	(4,157)
Management fees to related party	(1,241)	(761)	(3,430)	(2,220)

Total operating expenses	(2,538)	(2,121)	(7,519)	(6,377)
Interest income from cash balances	2	1	10	9
Realized loss on sale of security	—	—	—	(33)
Unrealized loss on securities	(1,511)	(286)	(118)	(286)
Loss on derivative instruments (includes $202 and $1,291 of unrealized losses for the three and nine months 2011 and $690 in 2010, respectively)	(677)	(739)	(2,679)	(739)

Net income	$5,512	$2,356	$17,212	$7,033

Basic and diluted net income per share of common stock	$0.28	$0.21	$0.93	$0.64

Basic and diluted weighted average common shares outstanding	19,966,594	11,448,125	18,449,200	10,996,678

Dividend declared per share of common stock	$0.40	$0.40	$1.20	$1.10